Mail Stop 6010



      June 2, 2005


Mr. Phillip L. McStotts
Chief Financial Officer
ZEVEX International, Inc.
4314 ZEVEX Park Lane
Salt Lake City, UT 84123


      Re:	ZEVEX International, Inc.
Form 10-K for the Year Ended December 31, 2004
Form 10-Q for the Quarter Ended March 31, 2005
		File No. 001-12965

Dear Mr. McStotts:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant
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Mr. Phillip L. McStotts
ZEVEX International, Inc.
April 26, 2005
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